Exhibit 10.1

ManpowerGroup Inc.

EXECUTIVE OFFICER PERFORMANCE SHARE UNIT AGREEMENT

This Performance Share Unit Agreement (this “Agreement”) is executed as of February ____, 2021 by and between ManpowerGroup Inc., a Wisconsin corporation (the “Corporation”), and _________________ (the “Employee”).

W I T N E S S E T H:

WHEREAS the Board of Directors of the Corporation has established the 2011 Equity Incentive Plan (as amended and restated from time to time, the “Plan”) with the approval of the shareholders of the Corporation; and

WHEREAS, the Employee has been granted Performance Share Units under the Plan subject to the terms provided in this Agreement and the Plan.

NOW, THEREFORE, the Corporation and the Employee hereby agree as follows:

1.Provisions of Plan Control

.  This Agreement shall be governed by the provisions of the Plan, the terms and conditions of which are incorporated herein by reference.  The Plan empowers the Administrator to make interpretations, rules and regulations thereunder, and, in general, provides that determinations of the Administrator with respect to the Plan shall be binding upon the Employee.  Unless otherwise provided herein, all capitalized terms in this Agreement shall have the meanings ascribed to them in the Plan.  A copy of the Plan will be delivered to the Employee upon reasonable request.

2.Terms of Award and Performance Goal

.  The Employee has been granted a Target Grant of ______ Performance Share Units under the Plan.  The actual number of Performance Share Units that may be earned by Employee will be determined as described below, based upon the actual results for the OPMP Performance Period compared to the Performance Goal.  The Performance Goal and the number of Performance Share Units that may be earned based on actual results for the average OPMP for the OPMP Performance Period will be as follows:

a. Initial Calculation of Performance Share Units Earned

Average OPMP for the OPMP Performance Period	Initial Performance Share Units
Earned

Threshold OPMP (___%)0% of Target Grant

Target OPMP (___%)100% of Target Grant

Outstanding OPMP (___%)200% of Target Grant

If actual OPMP for the OPMP Performance Period is at or below Threshold OPMP specified above, no Performance Share Units will be earned, and if actual OPMP for the OPMP Performance Period exceeds Outstanding OPMP specified above, the number of Performance Share Units earned will equal the number earned for Outstanding OPMP.   Actual OPMP for the OPMP Performance Period between Threshold OPMP and Target OPMP shall result in a number of Performance Share Units earned determined on a linear basis between __% and __% OPMP.  Actual OPMP for the OPMP Performance Period between Target OPMP and

Outstanding OPMP shall result in a number of Performance Share Units earned determined on a linear basis between __% and __% OPMP. Notwithstanding the foregoing, if the OP Dollar Gate of $___ million is not achieved during the OPMP Performance Period, the maximum number of Performance Share Units that can be earned will not exceed the Target Grant.

b.Committee Adjustment of Performance Share Units Earned

The Committee may negatively or positively adjust the number of Performance Share Units calculated in accordance with Section 2(a), above, by up to thirty percent (30%), based on the Committee’s determination, in its sole discretion, of the Corporation’s achievement of certain Key Performance Indicators during the Full Performance Period attached hereto as Exhibit A (the “KPIs”).  Notwithstanding the foregoing, no such adjustment shall (i) reduce the number of Performance Share Units earned below the number of Performance Share Units earned for achieving Threshold OPMP, (ii) increase the number of Performance Share Units earned in excess of the number of Performance Share Units earned in Section 2(a) above for achieving Outstanding OPMP, or (iii) increase the number of Performance Share Units earned above the number of Performance Share Units earned for achieving Target OPMP if the OP Dollar Gate of $___ million is not achieved during the OPMP Performance Period.  The Committee shall analyze the level of achievement with respect to the KPIs periodically over the Full Performance Period and determine, within its sole discretion, whether and to what extent any adjustment shall be made in accordance with this Section 2(b). Notwithstanding anything herein to the contrary, the Committee retains the discretion to decrease the number of Performance Share Units earned under this Award by any amount.

3.Award Payment

.  The number of Performance Share Units earned shall be paid in Shares in February of the year after the Full Performance Period as soon as administratively practicable after the Committee has approved and certified the number of Performance Share Units that have been earned hereunder.  Notwithstanding the foregoing, Awards of Performance Share Units that become earned and vested upon the Employee’s death, Disability or a Triggering Event as provided in Sections 4 or 5(b) below shall be paid in Shares as soon as administratively practicable after such death, Disability or Triggering Event.  Further, to the extent that Performance Share Units granted hereunder become earned and vested in connection with the Employee’s Regular or Qualified Retirement, or upon an involuntary termination of employment (other than for Cause) or voluntary termination for Good Reason as provided in Section 5(a) below, such Award shall be paid to the Employee in Shares as soon as administratively practicable after the date the Committee has certified and approved the number of Performance Share Units that have been earned hereunder or, if required in order to avoid the imposition of a Section 409A penalty tax to the Employee, the payment of the Award shall be further delayed until the first business day after the date that is six (6) months after the date of the Employee’s “separation of service” as such term is defined under Section 409A of the Code.

4.Termination of Employment

.  Except as otherwise provided in the Plan and except as otherwise provided in this Agreement, Employee must be an employee of the Corporation or any of its direct and indirect subsidiaries (the “ManpowerGroup”) continuously from the date of this Award until the last day of the Full Performance Period in order for Employee to receive any Shares with respect to any Performance Share units he or she may earn hereunder.  Notwithstanding the foregoing, Sections 10(d)(2) and (3) of the Plan, regarding the earning and accelerated vesting of Awards upon a death, Disability or Retirement, shall not apply to this Agreement.  Instead, upon Employee’s death or Disability during the Full Performance Period, Employee will immediately earn and become vested in the number of

Performance Share Units the Employee would have otherwise earned if 100% of the Target Performance Goal had been achieved at the end of the Full Performance Period, with no adjustment under Section 2(b) above.  In the event of Employee’s Regular Retirement during the Full Performance Period, Employee shall earn and become vested in a prorated number of Performance Share Units.  The number of Performance Share Units earned and vested in connection with a Regular Retirement shall be the number of Performance Share Units determined by multiplying the number of Performance Share Units that would have been earned, taking into account the achievement of the Annual OP Dollar Gate during the OPMP Performance Period, if Employee had remained an Employee until the last day of the Full Performance Period, determined in accordance with the actual OPMP achieved at the end of the OPMP Performance Period, taking into account any adjustment pursuant to Section 2(b), above, by the quotient of (x) the number of full months between the first day of the Full Performance Period and the last day of the month in which the Employee’s Regular Retirement occurs divided by (y) 36 months.  Upon Employee’s Qualified Retirement, Employee shall earn and become vested in the same number of Performance Share Units as a Regular Retirement, except that no proration shall be applied.

5.Triggering Event

.  Section 10(e) of the Plan, regarding the earning and accelerated vesting of Awards after a Triggering Event or during a Protected Period, shall not apply to this Agreement.  Instead,

a.

If a Triggering Event occurs during the Full Performance Period, upon the Employee’s termination of employment by the ManpowerGroup other than for Cause or upon the Employee’s voluntary termination of employment for Good Reason during the two-year period following the Triggering Event (but not later than the end of the Full Performance Period), Employee shall earn and/or become vested in the number of Performance Share Units that would have been earned if Employee had remained an Employee until the last day of the Full Performance Period (as determined by the Committee, taking into account (i) treatment of Participants with similar grants whose employment has continued beyond the Full Performance Period, (ii) revised Performance Goals, if any, as agreed to between the relevant parties to the Triggering Event, and (iii) the Corporation’s achievement toward the Performance Goals and the KPIs at the end of the Full Performance Period, if measurable after the Triggering Event.

b.

If the Employee’s employment is terminated by the ManpowerGroup other than for Cause or if the Employee voluntarily terminated his or her employment for Good Reason during a Protected Period, upon a Triggering Event, Employee shall earn and become vested in the same number of Performance Share Units that would have been earned if Employee had remained employed until the date of the Triggering Event and was terminated immediately thereafter (i.e., in the manner covered under Section 5(a) above).

6.Dividends and Voting Rights.  The Employee shall not be entitled to receive any dividends for his or her Performance Share Units and shall not be entitled to voting rights with respect to such Performance Share Units.

7.Taxes.  The Corporation may require payment or reimbursement of or may withhold any tax that it believes is required as a result of the grant or vesting of such Performance Share Units or payments of Shares in connection with the Performance Share Units, and the Corporation may defer making delivery of any Shares in respect of Performance Share Units until arrangements satisfactory to the Corporation have been made with regard to any such payment, reimbursement, or withholding obligation.

8.Definitions.

a.	“Full Performance Period” means the 36-month period beginning on January 1, 2021 and ending on December 31, 2023.
b.	“Good Reason” will mean, without the Employee’s consent, the occurrence of any one or more of the following:
i.	any material breach of any material obligation of the ManpowerGroup for the payment or provision of compensation or other benefits to Employee;
ii.	a material diminution in Employee’s base salary
iii.

a material diminution in Employee’s authority, duties or responsibilities, accompanied by a material reduction in Employee’s target bonus opportunity for a given fiscal year (as compared to the prior fiscal year), except where all senior level executives have similar proportionate reductions in their target bonus percentages;

iv.

a material diminution in Employee’s authority, duties or responsibilities which is not accompanied by a material reduction in Employee’s target bonus opportunity but which diminution occurs within two years after the occurrence of a Triggering Event;

v.

a material reduction in Employee’s target bonus opportunity for a given fiscal year (as compared to the prior fiscal year) which is not accompanied by a material diminution in Employee’s authority, duties or responsibilities, but which reduction occurs within two years after the occurrence of a Triggering Event; or

vi.

Employee’s being required by the Corporation to materially change the location of his principal office; provided such new location is one in excess of fifty miles from the location of Employee’s principal office before such change.

Notwithstanding the provisions above, Good Reason does not exist unless (i) Employee objects to any material diminution or breach described above by written notice to the Corporation within twenty (20) business days after such diminution or breach occurs, (ii) the Corporation fails to cure such diminution or breach within thirty (30) days after such notice is given and (iii) Employee’s employment with the ManpowerGroup is terminated by Employee within ninety (90) days after such diminution or breach occurs.

c.

“OP Dollar Gate” means the minimum average annual operating profit dollars that can be achieved during the OPMP Performance Period.  Operating profit is determined in accordance with GAAP as reported on the Corporation’s audited financial statements, with adjustments to be made (a) to reverse the impact of a change in accounting method during the OPMP Performance Period; (b) for any of the following items that exceed $10 million in any year (the $10 million threshold to be measured separately for each item category): (i) goodwill impairment; (ii) nonrecurring restructuring gains or charges; and (iii) nonrecurring accrual adjustments pertaining to periods outside of the period of measurement; or (c) the Committee may adjust Operating profit to reflect the impact of significant regulatory developments or material acquisitions made by the Corporation during the OPMP Performance Period.

d.

“OPMP” means the Corporation’s annual operating profit divided by revenue from services, both determined in accordance with GAAP as reported on the Corporation’s audited financial statements, with adjustments to be made (a) to reverse the impact of a change in accounting method during the OPMP Performance Period; (b) for any of the following items that exceed $10 million in any year (the $10 million threshold to be measured separately for each item category): (i) goodwill impairment; (ii) nonrecurring restructuring gains or charges; (iii) nonrecurring accrual adjustments pertaining to periods outside of the period of measurement; or (c) the Committee may adjust OPMP to reflect the impact of significant regulatory developments or material acquisitions made by the Corporation during the OPMP Performance Period.

e.	“OPMP Performance Period” means the 12-month period beginning on January 1, 2021 and ending on December 31, 2021.
f.	“Performance Goal” means the OPMP targets for the OPMP Performance Period as set by the Administrator.
g.	“Qualified Retirement” will mean termination of the Employee’s employment on or after both of the following conditions have been met (or waived by the Committee):
i.	Employee has attained age 55 and has completed 10 years of Service; and
ii.	The Committee has approved a succession plan, as recommended by the Corporation’s CEO, for the Employee or with respect to his position.
h.

“Regular Retirement” will mean termination of the Employee’s employment on or after the Employee has attained age 55 and has completed 10 years of Service, but at a time when the conditions required for a Qualified Retirement have not been met nor waived.

i.	“Service” means the period beginning on the date the Employee’s employment with the ManpowerGroup commences and ending on the date the Employee’s employment with the ManpowerGroup terminates.
j.	“Target Grant” means the number of Performance Share Units established for Employee to earn at Target OPMP.
k.	Termination for “Cause” will mean termination of the Employee’s employment upon:
i.

Employee’s repeated failure to perform his duties with the ManpowerGroup in a competent, diligent and satisfactory manner as determined by the Corporation’s Chief Executive Officer in his reasonable judgment;

ii.

Employee’s failure or refusal to follow the reasonable instructions or direction of the Corporation’s Chief Executive Officer, which failure or refusal remains uncured, if subject to cure, to the reasonable satisfaction of the Corporation’s Chief Executive Officer for five (5) business days after receiving notice thereof from the Corporation’s Chief Executive Officer, or repeated failure or refusal to follow the reasonable instructions or directions of the Corporation’s Chief Executive Officer;

iii.	any act by Employee of fraud, material dishonesty or material disloyalty involving the ManpowerGroup;
iv.

any violation by Employee of a ManpowerGroup policy of material import (including, but not limited to, the Code of Business Conduct and Ethics, the Statement of Policy on Securities Trading, the Anti-Corruption Policy, Policy on Gifts, Entertainment and Sponsorships and policies included in the Employee Handbook);

v.	any act by Employee of moral turpitude which is likely to result in discredit to or loss of business, reputation or goodwill of the ManpowerGroup;
vi.	Employee’s chronic absence from work other than by reason of a serious health condition;
vii.	Employee’s commissions of a crime the circumstances of which substantially relate to Employee’s employment duties with the ManpowerGroup; or
viii.	the willful engaging by Employee in conduct which is demonstrably and materially injurious to the ManpowerGroup.
ix.	For purposes of this Agreement, no act, or failure to act, on Employee’s part will be deemed “willful” unless done, or omitted to be done, by Employee not in good faith.

9.Multiple Executed Copies.  This Agreement may be executed in multiple copies, each of which will constitute an original, and which together will constitute one and the same agreement providing for a single grant of Performance Share Units.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed as of the date and year first above written.

ManpowerGroup Inc.

By:

John T. McGinnis, EVP and CFO

The undersigned Employee hereby accepts the foregoing grant of Performance Share Units and agrees to the several terms and conditions hereof and of the Plan.

[Insert Employee]Employee

Exhibit 10.1

EXHIBIT A

KPI’s